Exhibit 99.1

FOR IMMEDIATE RELEASE

August 24, 2020

MOHAWK GROUP ANNOUNCES PRICING OF $23.5 MILLION UNDERWRITTEN PUBLIC

OFFERING OF COMMON STOCK

NEW YORK, August 24, 2020 — Mohawk Group Holdings, Inc. (NASDAQ: MWK) (“Mohawk”), the technology-enabled consumer products company, today announced the pricing of its public offering of 3,357,140 shares of its common stock at a price to the public of $7.00 per share. Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $23.5 million. Mohawk currently intends to use the net proceeds from the offering to acquire, invest in or license complimentary products, technologies or businesses, including the acquisition of a consumer products business with which Mohawk has entered into a definitive purchase agreement. The completion of the acquisition is subject to obtaining certain required third party approvals and the satisfaction of customary closing conditions. If Mohawk does not complete the acquisition, Mohawk may use a portion of the net proceeds for general corporate purposes, including working capital, operating expenses and capital expenditures. In addition, Mohawk has granted the underwriter a 30-day option to purchase up to 503,571 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on or about August 26, 2020 subject to satisfaction of customary closing conditions.

A.G.P/Alliance Global Partners is acting as the sole book-running manager for the offering.

This offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-239614) previously filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2020 and declared effective by the SEC on July 8, 2020. The offering of the shares of common stock will be made by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov or from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, by via telephone at 212-624-2006 or by email: prospectus@allianceg.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Mohawk Group Holdings, Inc.

Mohawk Group Holdings, Inc. and its subsidiaries (“Mohawk”) is a rapidly growing technology-enabled consumer products company that uses machine learning, natural language processing, and data analytics to design, develop, market and sell products. Mohawk predominantly operates through online retail channels such as Amazon and Walmart. Mohawk has six owned and operated brands: hOmeLabs, Vremi, Xtava, RIF6, Holonix, and Aussie Health Co. Mohawk sells products in multiple categories, including home and kitchen appliances, kitchenware, environmental appliances (i.e., dehumidifiers and air conditioners), beauty related products and, to a lesser extent, consumer electronics. Mohawk was founded on the premise that if a company selling consumer packaged goods was founded today, it would apply artificial intelligence and machine learning, the synthesis of massive quantities of data and the use of social proof to validate high caliber product offerings as opposed to over-reliance on brand value and other traditional marketing tactics.

Forward-Looking Statements

This press release contains forward-looking statements related to Mohawk and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the proposed underwritten public offering, the amount and anticipated use of proceeds from the offering, the completion of Mohawk’s proposed acquisition of a consumer product business and other matters that are described in Mohawk’s most recent periodic reports filed with the SEC, including Mohawk’s Annual Report on Form 10-K for the year ended December 31, 2019, as amended, subsequent Quarterly Reports on Form 10-Q and the preliminary prospectus supplement related to the proposed offering filed with the SEC on or about the date hereof, including risks and uncertainties associated with general economic and market conditions and the satisfaction of customary closing conditions and the other risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Investor Contact:

Ilya Grozovsky, Mohawk Group

ilya@mohawkgp.com

917-905-1699

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